UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

BALL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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E-mail to be sent by R. David Hoover on April 6, 2009:

Dear Fellow Ball Employee:

If you are a Ball shareholder, I hope you have had a chance to review the proxy materials sent to you recently via U.S. Mail. Some of you have already voted, but for those of you who haven’t, I want you to know that your vote is very important. I urge you to vote your shares as recommended by the Board of Directors.

As of April 3, there were almost 1 million shares in the Employee Stock Purchase Plan and the Ball Common Stock Fund (401K Plan) eligible to vote. Approximately 13 percent of those shares have been voted. There are still 87 percent of those shares (over 800,000 shares) that are not yet voted by employee shareholders. In addition, many of you hold shares directly, outside of our benefit plans.

As I said in my recent message on myBallPortal, our Board of Directors is recommending a vote FOR Proposals 1 and 2 and a vote against Proposal 3.

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Proposal 1 is to elect three directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2012. We encourage you to vote in favor of the reelection of this year’s slate of three directors.

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Proposal 2 is to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company for 2009. PricewaterhouseCoopers has been Ball’s independent accounting firm for many years.

I encourage you to vote AGAINST Proposal 3.

The board is recommending that you vote AGAINST Proposal 3, which is a proposal to declassify the Board of Directors. The company believes that the current staggered board (in which approximately one-third of the directors are elected annually to serve three-year terms) has assisted Ball in maintaining the stability of the company and in preventing the interference in our business by proponents of unwanted takeovers, restructuring or other unwise actions advocated by a vocal minority.

You may submit your vote via the Internet at www.investorvote.com or by telephone (1-800-652-8683) by following the instructions contained in your proxy card, notice of Internet availability of proxy materials or voting instruction form. You may receive more than one notice, proxy card and/or voting instruction form depending on where your shares are held. Please be sure to vote each notice, proxy card and/or voting instruction form you receive to ensure that all of your shares are voted.

If you have already voted your shares, I thank you. If you have not yet voted, I encourage you to review the proxy materials and vote, no matter how many shares you own. Your vote is very important.

Thank you for your consideration of these matters.

Dave Hoover
Chairman, President & CEO